EXHIBIT 4.5

                           OPHTHALMIC IMAGING SYSTEMS

                               SECURITY AGREEMENT

To:      Laurus Master Fund, Ltd.
         c/o Onshore Corporate Services, Ltd.
         P.O. Box 1234 G.T
         Queensgate House
         South Church Street
         Grand Cayman, Cayman Islands

Gentlemen:

1. To secure the payment of all Obligations (as hereafter defined), we hereby grant to you a continuing security interest in all of the following property now owned or at any time hereafter acquired by us, or in which we now have or at any time in the future may acquire any right, title or interest (the "Collateral"): all accounts, inventory, equipment, goods, documents, instruments (including, without limitation, promissory notes), contract rights, general intangibles (including, without limitation, payment intangibles and an absolute right to license on terms no less favorable than those current in effect among our affiliates, but not own intellectual property), chattel paper, supporting obligations, investment property, letter-of-credit rights, trademarks and tradestyles in which we now have or hereafter may acquire any right, title or interest, all proceeds and products thereof (including, without limitation, proceeds of insurance) and all additions, accessions and substitutions thereto or therefor. In the event we wish to finance the acquisition of any hereafter acquired equipment and have obtained a commitment from a financing source to finance such equipment from an unrelated third party, you agree to release your security interest on such hereafter acquired equipment so financed by such third party financing source.

         The term "Obligations" as used herein shall mean and include all debts, liabilities and obligations owing by (a) us to you hereunder and under the Convertible Term Note dated as of the date hereof made by us in favor of you in the original principal amount of $1,200,000, as amended, modified and supplemented from time to time or otherwise (as amended, modified and supplemented from time to time, the "Note ").

2. Laurus Master Fund, Ltd. ("Laurus") does hereby wholly subordinate payment of the Obligations of Ophthalmic Imaging Systems ("Borrower") to Laurus (referred to as "Subordinated Indebtedness") to any and all indebtedness of Borrower in existence on the date hereof to each of (i) Bank Leumi Le-Israel B.M. pursuant to that certain Commercial Security Agreement dated as of April 30, 2003 in respect of a limited guarantee issued by the Borrower to Bank Leumi Le-Israel in the amount of $900,000 (the "Leumi Debt") and (ii) United Mizrahi Bank pursuant to that certain secured debenture dated as of December 9, 2002 in respect of a issued by the Borrower to United Bank Mizrahi in an amount up to $800,000 (the "Mizrahi Debt"), arising directly from the Leumi Debt or the Mizrahi Debt, (hereinafter referred to as "Superior Indebtedness"). So long as Borrower is indebted to either of Bank Leumi-Le-Israel B.M. or United Bank Mizrahi on account of Superior Indebtedness, the parties hereto undertake and agree as follows:

3. Subordinated Indebtedness shall, at all times and in all respects be wholly subordinate and inferior in right of payment to the Superior Indebtedness (not to exceed a maximum amount inclusive of all currently outstanding principal, interests, fees costs and expenses relating to the Superior Indebtedness on the date hereof of $1,400,000 ).

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4.       We hereby represent, warrant and covenant to you that: (a) we are a company validly existing, in good standing and formed under the laws of the State of Delaware and we will provide you thirty (30) days' prior written notice of any change in our state of formation; (b) our legal name is Ophthalmic Imaging Systems, as set forth in our Certificate of Incorporation as amended through the date hereof; (c) we are the lawful owner of the Collateral and have the sole right to grant a security interest therein and will defend the Collateral against all claims and demands of all persons and entities; (d) we will keep the Collateral free and clear of all attachments, levies, taxes, liens, security interests and encumbrances of every kind and nature ("Encumbrances"), other than Permitted Encumbrances (as hereinafter defined), except to the extent said Encumbrance does not secure indebtedness in excess of $50,000 and such Encumbrance is removed or otherwise released within 10 days of the creation thereof; (e) we will at our own cost and expense keep the Collateral in good state of repair (ordinary wear and tear excepted) and will not waste or destroy the same or any part thereof other than ordinary course discarding of items no longer used or useful in our business; (f) we will not without your prior written consent, sell, exchange, lease or otherwise dispose of the Collateral, whether by sale, lease or otherwise, except for the sale of inventory in the ordinary course of business and for the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out equipment having an aggregate fair market value of not more than $25,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Collateral which is subject to your first priority security interest or are used to repay Obligations or to pay general corporate expenses, or (ii) following the occurrence of an Event of Default which continues to exist the proceeds of which are remitted to you to be held as cash collateral for the Obligations; (g) we will insure the Collateral in your name against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other hazards as you shall specify in amounts and under policies by insurers acceptable to you and all premiums thereon shall be paid by us and the policies delivered to you. If we fail to do so, you may procure such insurance and the cost thereof shall constitute Obligations; (h) we will at all reasonable times allow you or your representatives free access to and the right of inspection of the Collateral; (i) we hereby indemnify and save you harmless from all loss, costs, damage, liability and/or expense, including reasonable attorneys' fees, that you may sustain or incur to enforce payment, performance or fulfillment of any of the Obligations and/or in the enforcement of this Agreement or in the prosecution or defense of any action or proceeding either against you or us concerning any matter growing out of or in connection with this Agreement, and/or any of the Obligations and/or any of the Collateral except to the extent caused by your own gross negligence or willful misconduct.;

5. Following the occurrence and during the continuance of an Event of Default, you shall have the right to instruct all of our account debtors to remit payments on all accounts in accordance with your express written instructions. You shall have full power and authority to collect each account, through legal action or otherwise, and may settle, compromise, or assign (in whole or in part) the claim for any account, or otherwise exercise any other right now existing or hereafter arising with respect to any account if such action will facilitate collection.

6. We shall be in default under this Agreement upon the happening of any of the following events or conditions, each such event or condition an "Event of Default" (a) we shall fail to pay when due or punctually perform any of the Obligations; (b) any covenant, warranty, representation or statement made or furnished to you by us or on our behalf was false in any material respect when made or furnished; (c) the loss, theft, substantial damage, destruction, sale or encumbrance to or of any of the Collateral or the making of any levy, seizure or attachment thereof or thereon except to the extent said levy, seizure or attachment does not secure indebtedness in excess of $50,000 and such levy, seizure or attachment has not been removed or otherwise released within 10 days of the creation or the assertion thereof; (d) we shall become insolvent, cease operations, dissolve, terminate our business existence, make an assignment for the benefit of creditors, suffer the appointment of a receiver, trustee, liquidator or custodian of all or any part of our property; (e) any proceedings under any bankruptcy or insolvency law shall be commenced by or against us and if commenced against us shall not be dismissed within 30 days; (f) we shall repudiate, purport to revoke or fail to perform any

                                       -2-

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of our obligations under the Note; or (g) an Event of Default shall have occurred under and as defined in the Note.

7. Upon the occurrence of any Event of Default and at any time thereafter, you may declare all Obligations immediately due and payable and you shall have the remedies of a secured party provided in the Uniform Commercial Code as in effect in the State of New York, this Agreement and other applicable law. Upon the occurrence of any Event of Default and at any time thereafter, you will have the right to take possession of the Collateral and to maintain such possession on our premises or to remove the Collateral or any part thereof to such other premises as you may desire. Upon your request, we shall assemble the Collateral and make it available to you at a place designated by you. If any notification of intended disposition of any Collateral is required by law, such notification, if mailed, shall be deemed properly and reasonably given if mailed at least ten
(10) days before such disposition, postage prepaid, addressed to us either at our address shown herein or at any address appearing on your records for us. Any proceeds of any disposition of any of the Collateral shall be applied by you to the payment of all expenses in connection with the sale of the Collateral, including reasonable attorneys' fees and other legal expenses and disbursements and the reasonable expense of retaking, holding, preparing for sale, selling, and the like, and any balance of such proceeds may be applied by you toward the payment of the Obligations in such order of application as you may elect, and we shall be liable for any deficiency.

8. If we default in the performance or fulfillment of any of the terms, conditions, promises, covenants, provisions or warranties on our part to be performed or fulfilled under or pursuant to this Agreement, you may, at your option without waiving your right to enforce this Agreement according to its terms, immediately or at any time thereafter and without notice to us, perform or fulfill the same or cause the performance or fulfillment of the same for our account and at our sole cost and expense, and the cost and expense thereof (including reasonable attorneys' fees) shall be added to the Obligations and shall be payable on demand with interest thereon at the highest rate permitted by law or, at your option, debited by you from the Pledged Account.

9. Upon an Event of Default we appoint you, any of your officers, employees or any other person or entity whom you may designate as our attorney, with power to execute such documents in our behalf and to supply any omitted information and correct patent errors in any documents executed by us or on our behalf; to file financing statements against us covering the Collateral; to sign our name on public records; and to do all other things you deem necessary to carry out this Agreement. We hereby ratify and approve all acts of the attorney and neither you nor the attorney will be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than gross negligence or willful misconduct. This power being coupled with an interest, is irrevocable so long as any Obligations remain unpaid.

10. No delay or failure on your part in exercising any right, privilege or option hereunder shall operate as a waiver of such or of any other right, privilege, remedy or option, and no waiver whatever shall be valid unless in writing, signed by you and then only to the extent therein set forth, and no waiver by you of any default shall operate as a waiver of any other default or of the same default on a future occasion. Your books and records containing entries with respect to the Obligations shall be admissible in evidence in any action or proceeding, shall be binding upon us for the purpose of establishing the items therein set forth and shall constitute prima facie proof thereof. You shall have the right to enforce any one or more of the remedies available to you, successively, alternately or concurrently. We agree to join with you in executing financing statements or other instruments to the extent required by the Uniform Commercial Code in form satisfactory to you and in executing such other documents or instruments as may be required or deemed necessary by you for purposes of affecting or continuing your security interest in the Collateral.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and cannot be terminated orally. All of the rights, remedies, options, privileges and elections given to you hereunder shall enure to the benefit of your successors and assigns. The term "you" as herein used shall include your company, any parent of your company, any of your subsidiaries and any co-subsidiaries of your parent, whether now existing or hereafter created or acquired, and all of the terms, conditions, promises, covenants,

                                       -3-

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provisions and warranties of this Agreement shall enure to the benefit of and shall bind the representatives, successors and assigns of each of us and them. You and we hereby (a) waive any and all right to trial by jury in litigation relating to this Agreement and the transactions contemplated hereby and we agree not to assert any counterclaim in such litigation, (b) submit to the nonexclusive jurisdiction of any New York State court sitting in the borough of Manhattan, the city of New York and (c) waive any objection you or we may have as to the bringing or maintaining of such action with any such court.

12. All notices from you to us shall be sufficiently given if mailed or delivered to us at our address set forth below.

Very truly yours,

OPHTHALMIC IMAGING SYSTEMS



By:
    --------------------------------
Name:
     -------------------------------
Title:
      ------------------------------

Address: 221 Lathrop Way Suite I
         Sacramento, CA 95815
         Attention: Chief  Financial  Officer
         Facsimile:  (916) 646-0207

Dated as of:  September 25th, 2003

ACKNOWLEDGED:

LAURUS MASTER FUND, LTD.


By:
   ---------------------------------
Name:  David Grin
Title: Director

Address: 825 Third Avenue, 14th Floor
         New York, New York 10022